Exhibit 4.6

AMENDMENT No. 5
to the
LIMESTONE BANCORP, INC.
TAX BENEFITS PRESERVATION PLAN

This is Amendment No. 5 (this “Amendment”) dated as of October 24, 2022, to the TAX BENEFITS PRESERVATION PLAN dated as of June 25, 2015 (the “Plan”), between Limestone Bancorp, Inc., a Kentucky corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), as amended by Amendment No. 1 thereto dated August 5, 2015, Amendment No. 2 thereto dated May 23, 2018, Amendment No. 3 thereto dated November 25, 2019, and Amendment No. 4 thereto dated May 19, 2021 (as so amended, the “Plan”).

Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Plan.

The definition of “Final Expiration Date” in Section 1 of the Plan is hereby amended to read in its entirety as so amended as follows:

“Final Expiration Date” means October 24, 2022.”

All references in the Plan and the exhibits thereto (including the Summary of Terms and the Form of Right Certificate) to “June 30, 2024” are hereby amended and replaced with “October 24, 2022.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to the Plan to be duly executed by their respective authorized officers as of the day and year first above written.

LIMESTONE BANCORP, INC.

By:	/s/ Phillip W. Barnhouse

Name:	Phillip W. Barnhouse

Title:	Chief Financial Officer

American Stock Transfer & Trust Company, LLC, as Rights Agent

By:	/s/ Michael Legregin

Name:	Michael Legregin
Title:	Senior Vice President, Corporate Actions Relationship Management & Operations